NuPathe Announces Second Quarter 2013 Financial Results and Recent Operational Highlights

Commercial & Manufacturing preparations advance

for 4Q launch of ZECUITY

CONSHOHOCKEN, PA — August 8, 2013 — NuPathe Inc. (NASDAQ: PATH) today announced financial results for the quarter ended June 30, 2013, as well as recent operational highlights.

“NuPathe achieved significant progress in commercial and manufacturing preparations to support the fourth quarter launch of our first product, ZECUITY, while simultaneously advancing dialogues with potential partners to extend our reach,” said Armando Anido, chief executive officer of NuPathe. “Data presented at the recent International Headache Congress, the premier headache scientific meeting, reinforced to our key audiences that ZECUITY is an easy-to-use treatment option that may benefit millions of migraine patients who frequently suffer from migraine-related nausea along with headache pain.”

Quarterly and Recent Highlights

•                  NuPathe accomplished a number of key commercial objectives year-to-date in preparation for the launch of ZECUITY® (sumatriptan iontophoretic transdermal system) in the fourth quarter of 2013. The Company selected its sales leadership and managed care teams as well as a third-party logistics provider and its advertising and public relations agencies of record. In addition, a recruiting plan is in place for the field sales team to support the launch.

•                  The Company advanced commercial manufacturing, including the completion of almost all of the process qualification activities, the initiation of process validation for critical manufacturing operations and the finalization of delivery schedules for key assemblies and components.

•                  In June, NuPathe presented new data on ZECUITY  at the International Headache Congress (IHC) in Boston. A post-hoc analysis showed that ZECUITY was efficacious in treating migraine headache pain and associated symptoms regardless of the presence of nausea prior to treatment. Another post-hoc analysis showed that patients treated with a placebo patch were more likely to have treatment-emergent nausea than those treated with ZECUITY. In addition, a third data presentation showed that migraine patients could correctly and easily assemble, apply and activate ZECUITY during an attack.

•                  In May, the United States Patent and Trademark Office (USPTO) issued a notice of allowance for U.S. Patent application 13/105,585 entitled “Transdermal Methods and Systems for the Delivery of Anti-Migraine Compounds.” This patent, which is now issued, will provide additional protection for ZECUITY and is the fifth patent covering ZECUITY to be listed in the U.S. Food & Drug Administration’s (FDA) Orange Book.

•                  In April and May, the USPTO issued notices of allowance for U.S. Patent applications 12/074,101 and 11/784,526, respectively. Both patent applications are entitled “Implants for the Treatment of Dopamine Associated States.” These patents, which are now issued, will provide protection for NP201, NuPathe’s long-term biodegradable ropinirole implant for the treatment of Parkinson’s disease, into July 2028 and October 2027, respectively.

Second Quarter 2013 Financial Results

NuPathe reported a net loss applicable to common stockholders of $4.9 million, or $0.16 per diluted share, for the second quarter of 2013, compared with a net loss applicable to common shareholders of $6.2 million, or $0.42 per diluted share, for the second quarter of 2012. Total operating expenses for the second quarter of 2013 were $4.7 million, compared with $5.8 million in the second quarter of 2012.

Research and development expenses were $2.4 million in the second quarter of 2013, compared with $3.4 million in the second quarter of 2012. The decrease was largely attributable to higher expenses in the 2012 period for clinical and manufacturing related activities as the Company prepared for the NDA resubmission for ZECUITY as well as reduced compensation expenses in the 2013 period due to fewer headcount. This was partially offset by slightly increased expenses in the 2013 period in the areas of regulatory, quality assurance and medical affairs in preparation of the expected fourth quarter launch of ZECUITY.  Selling, general and administrative expenses were $2.3 million in the second quarter of 2013, in-line with $2.4 million for the same period in 2012.

Net cash used in operating activities for the six months ended June 30, 2013 was $6.8 million, primarily the result of spending for normal operating activities and manufacturing scale up and commercialization activities expended in preparation of the expected fourth quarter launch of ZECUITY. During this period NuPathe also used $2.2 million of cash in investing activities, primarily for the purchase of commercial manufacturing equipment for ZECUITY, and received $2.5 million of cash from financing activities, primarily from the exercise of outstanding common stock warrants.

As of June 30, 2013, NuPathe had 31.3 million common shares outstanding.

As of June 30, 2013, NuPathe had $16.1 million in cash and cash equivalents and working capital of $10.7 million, compared with $22.6 million in cash and cash equivalents and working capital of $19.8 million as of December 31, 2012. Management estimates that the Company’s existing cash and cash equivalents will be sufficient to fund operations and debt service obligations into the fourth quarter of 2013. The additional capital that the Company will require to launch ZECUITY and to fund operations and debt service obligations beyond that point will depend largely upon the timing, scope, terms and structure of a commercial partnership for ZECUITY. To meet its capital needs, the Company intends to raise additional capital through a range of possible transactions including corporate collaborations, partnerships or other strategic transactions; debt or equity financings or other funding opportunities. However, there is no assurance that the Company will be able to secure a commercial partner on acceptable terms, and additionally no assurance that additional required capital will be available when needed or on acceptable terms.

Company to Host Conference Call

NuPathe will host a conference call today, August 8, 2013, at 8:30 a.m. EDT to discuss the Company’s financial results for the quarter ended June 30, 2013, and recent operational highlights. A question and answer session will follow NuPathe’s remarks. To participate on the live call, please dial 888-539-3678 (domestic) or +1-719-457-2085 (international), and provide the participant passcode 9329622, approximately 10 minutes ahead of the start of the call. A replay of the call will be available for 90 days within a few hours after the call ends and can be accessed by dialing 888-203-1112 (domestic) or +1-719-457-0820 (international), with the passcode 9329622.

A live audio webcast of the call will be available via the Investor Relations page of the NuPathe website, www.nupathe.com. Please log on through NuPathe’s website approximately 10 minutes prior to the scheduled start time. A replay of the webcast will also be archived on the Company’s website for 90 days following the call.

About ZECUITY®

ZECUITY (sumatriptan iontophoretic transdermal system) is indicated for the acute treatment of migraine with or without aura in adults. ZECUITY is a single-use, battery-powered patch applied to the upper arm or thigh during a migraine. Following application and with a press of a button, ZECUITY initiates transdermal delivery (through the skin), bypassing the gastrointestinal tract. Throughout the four-hour dosing period, the microprocessor within ZECUITY continuously monitors skin resistance and adjusts drug delivery accordingly to ensure delivery of 6.5 mg of sumatriptan, the most prescribed migraine medication in the U.S., with minimal patient-to-patient variability.

Important Safety Information

Patients should not take ZECUITY if they have heart disease, a history of heart disease or stroke, peripheral vascular disease (narrowing of blood vessels to your legs, arms, stomach or kidney), transient ischemic attack (TIA) or problems with blood circulation, uncontrolled blood pressure, migraines that cause temporary paralysis on one side of the body or basilar migraine, Wolff-Parkinson-White syndrome or other disturbances of heart rhythm. Very rarely, certain people, even some without heart disease, have had serious heart-related problems after taking triptans like ZECUITY.

Patients should not use ZECUITY if they have taken other migraine medications such as ergotamine medications or other triptans in the last 24 hours or if they have taken monoamine oxidase-A (MAO-A) inhibitors within the last 2 weeks.

Patients should not use ZECUITY during magnetic resonance imaging (MRI).

Patients should not use ZECUITY if they have an allergy to sumatriptan or components of ZECUITY or if they have had allergic contact dermatitis (ACD) following use of ZECUITY. If patients develop ACD, they should talk to their healthcare provider before using sumatriptan in another form.

ZECUITY, like other triptans, may be associated with a potentially life-threatening condition called serotonin syndrome, mainly when used together with certain types of antidepressants including serotonin reuptake inhibitors (SSRIs) or serotonin norepinephrine reuptake inhibitors (SNRIs).

Patients should tell their healthcare provider before using ZECUITY if they have heart disease or a family history of heart disease, stroke, high cholesterol or diabetes; have gone through menopause; are a smoker; have had epilepsy or seizures or if they are pregnant, nursing or thinking about becoming pregnant.

The most common side effects of ZECUITY are application site pain, tingling, itching, warmth and discomfort. Most patients experience some skin redness after removing ZECUITY. This redness typically goes away in 24 hours.

Please see full Prescribing Information for ZECUITY.

Patients are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.FDA.gov/medwatch or call 1-800-FDA-1088.

Patients and healthcare providers interested in more information on ZECUITY should visit www.zecuity.com.

About Migraine and Migraine-Related Nausea (MRN)

Migraine is a debilitating neurological disease afflicting a large underserved patient population. Migraine is characterized by headache pain accompanied by associated neurological and GI symptoms including nausea, vomiting, photophobia, and phonophobia.(1),(2) In the U.S., 31 million adults, with approximately three times as many women as men,(3) suffer from migraine.(3),(4),(5) Of the 16 million migraine patients who are diagnosed and treated, approximately eight million experience migraine-related nausea (MRN) in at least half of their migraine attacks.(6) These frequent-MRN patients report significantly more migraine symptom burden and experience significantly more interference with work, social and family life.(6) Many migraine patients who experience MRN delay or avoid taking orally administered medications due to nausea or vomiting.(7)

About NuPathe

NuPathe Inc. is a specialty pharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product, ZECUITY (sumatriptan iontophoretic transdermal system), has been approved by the FDA for the acute treatment of migraine with or without aura in adults. ZECUITY is expected will to be available by prescription in the fourth quarter of 2013.  In addition to ZECUITY, NuPathe has two proprietary product candidates based on its LAD™, or Long-Acting Delivery, biodegradable implant technology that allows delivery of therapeutic levels of medication over a period of months with a single dose. NP201, for the continuous symptomatic treatment of Parkinson’s disease, utilizes a leading FDA-approved dopamine agonist, ropinirole, and is designed to provide up to two months of continuous delivery. NP202, for the long-term treatment of schizophrenia and bipolar disorder, is designed to address the long-standing problem of patient noncompliance by providing three months of continuous delivery of risperidone, an atypical antipsychotic. NuPathe is actively seeking partnerships to maximize the commercial potential for ZECUITY and its other product candidates in the U.S. and territories throughout the world.

For more information about NuPathe, please visit our website at www.nupathe.com. You can also follow us on StockTwits (stocktwits.nupathe.com), Twitter (twitter.nupathe.com), SlideShare (slideshare.nupathe.com) and LinkedIn (linkedin.nupathe.com).

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the potential benefits of, and commercial opportunity for, ZECUITY and NuPathe’s other product candidates; partnering plans for ZECUITY and NuPathe’s other product candidates; the timing of the expected launch and availability of ZECUITY; the scope and duration of protection to be afforded by the referenced patents; the sufficiency of the Company’s cash and cash equivalents to fund operations and debt service obligations into the fourth quarter of 2013; and other statements relating to NuPathe’s plans, objectives, expectations and beliefs regarding its future operations, performance, financial condition and other future events. Forward-looking statements are based upon management’s current expectations and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and events to differ materially from those indicated herein including, among others:  NuPathe’s ability to obtain sufficient capital to launch ZECUITY and continue as a going concern; NuPathe’s ability to obtain commercial partners for ZECUITY and its other product candidates; risks and uncertainties relating to intellectual property; NuPathe’s reliance on third parties to manufacture ZECUITY; NuPathe’s ability to establish and effectively manage its supply chain; NuPathe’s ability to establish effective marketing and sales capabilities; market acceptance among physicians and patients and the availability of adequate reimbursement from third party payors for ZECUITY; and the risks, uncertainties and other factors discussed in NuPathe’s Annual Report on Form 10-K for the year ended December 31, 2012 under the caption “Risk Factors” and elsewhere in such report, which is available on NuPathe’s website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While NuPathe may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

INVESTOR CONTACTS:

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan
Senior Vice President, Chief Financial Officer
NuPathe Inc.
(484) 567-0130

MEDIA CONTACTS:

Sam Brown Inc.
Mariesa Kemble
(608) 850-4745
mariesak@sambrown.com

References

1.              ICHD-II. Cephalagia 2004; 24 (Suppl 1).

2.              Lipton, R. et al. Classification of primary headaches. Neurology. 2004:63:427-435.

3.              Lipton, R. et al. Prevalence and Burden of Migraine in the United States: Data From the American Migraine Study II. Headache, July/August 2001: p. 646.

4.              US Census Data. 1999, accessed at http://www.census.gov/prod/2001pubs/p23-205.pdf 01/03/13; and 2010, accessed at http://www.census.gov/2010census/data/.

5.              NuPathe Analysis.

6.              Lipton, R. et al. “Frequency and Burden of Headache-Related Nausea: Results from the American Migraine Prevalence and Prevention (AMPP) Study.” Headache 2012:53:93-103. Funded by a research grant from NuPathe Inc.

7.              Silberstein, S. Migraine symptoms: results of a survey of self-reported migraineurs. Headache 1995;35:387-396.

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NUPATHE INC.

(A Development-Stage Company)
Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating expenses:
Research and development	$2,354	$3,359	$4,344	$6,813
Selling, general and administrative	2,323	2,420	5,307	4,807
	4,677	5,779	9,651	11,620
Loss from operations	(4,677)	(5,779)	(9,651)	(11,620)
Interest income	3	6	8	16
Interest expense	(236)	(395)	(487)	(848)
Change in fair value of warrants	—	—	(12,162)	—
Net loss	(4,910)	(6,168)	(22,292)	(12,452)
Series A Preferred Stock dividends	—	—	(314)	—
Net loss applicable to common stockholders	$(4,910)	$(6,168)	$(22,606)	$(12,452)
Basic and diluted net loss per common share	$(0.16)	$(0.42)	(0.80)	$(0.85)
Weighted average basic and diluted common shares outstanding	30,668,060	14,736,809	28,289,184	14,734,696

NUPATHE INC.

(A Development-Stage Company)

Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$16,056	$22,570
Working capital (deficit)	10,704	19,847
Total assets	25,978	30,607
Long-term debt	6,587	8,102
Total stockholders’ equity	13,781	3,013